Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES AND ANY INTEREST HEREIN MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

PROMISSORY NOTE

$15,000,000.00	New York, NY
March 3, 2005

FOR VALUE RECEIVED, Atlantic Express Transportation Corp., a New York corporation (hereinafter the “Company”), promises to pay to the order of Airlie Opportunity Capital Management, L.P.,  a Delaware limited partnership (hereinafter “Holder”), the principal sum of Fifteen Million Dollars ($ 15,000,000.00), together with interest as set out herein at its offices in Greenwich, CT or such other place as Holder may designate in writing, or by wire transfer to Holder’s designated bank account.

1.               Note and Warrant Purchase Agreement.  This Promissory Note (together with all other Notes issued in exchange for this Note, being referred to herein as “this Note”) has been issued under the terms of a Note and Warrant Purchase Agreement among the Company, the Persons identified therein as “Guarantors”, and the Holder, dated as of March 3, 2005 (the “Agreement”).  This Note evidences the obligation of the Company to repay a loan in the aggregate principal amount of Fifteen Million Dollars ($ 15,000,000.00), made pursuant to the Agreement.  The Holder is entitled to the benefits of the Agreement including the Security Documents and other Transaction Documents referred to therein, and reference is made thereto for a description of all rights and remedies thereunder.  Neither reference to the Agreement, nor any provision thereof for security for the obligations evidenced hereby, shall affect or impair the absolute and unconditional obligation of the Company to pay, when due, the principal amount hereof, together with all expenses and interest accrued thereon as set forth herein, subject to the provisions of the Intercreditor Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth for them in the Agreement.

2.               Interest.  From the date hereof and thereafter until repayment of this Note in full, interest on the outstanding principal amount hereof shall accrue and be paid at the rates and at the times provided herein. Interest at the rate of ten percent (10%) per annum (“Base Interest”) shall accrue on the outstanding principal amount hereof from the date hereof until the entire principal balance hereof shall have been paid in full, shall be calculated in accordance with Section 6 below and shall be paid in cash, semi-annually, in arrears, on April 15 and October 15 of each year commencing April 15, 2005 until the Maturity Date (each, an “Interest Payment Date”).  In addition to Base Interest, additional interest shall accrue on the unpaid principal amount hereof from the date hereof until the entire principal balance hereof shall have been paid in full at a rate of one percent (1%) per annum (“PIK Interest”).  In addition, in the event that, at any time after September 30, 2006, the Company fails to comply with the provisions of Section 4.24 of the Indenture, then, from and after the first date on which the Company so fails to comply, (the “Additional PIK Interest Trigger Date”), and for so long as this Note remains outstanding, additional interest on this Note shall accrue from the Additional PIK Interest Trigger Date, at a rate per annum of two percent (2.0%) (the “Additional PIK Interest”), it being understood that such failure to comply with the provisions of Section 4.24 of the Indenture shall not constitute an Event of Default. PIK Interest and Additional PIK Interest, if any, accrued hereunder will be due and payable semi-annually in arrears on each Interest Payment Date and shall be payable by the Company by issuing additional promissory notes with a principal amount equal to the PIK Interest or and Additional PIK Interest, as the case may be, then due and payable in the form attached as Exhibit 2.1(b) to the Agreement (the “PIK Notes”), except that the accrued and unpaid PIK Interest and Additional PIK Interest, if any, due on the Maturity Date shall be paid in cash in accordance with Section 7 hereof. Interest on the principal amount of the PIK Notes shall accrue and be paid as provided in the PIK Notes.

3.               Maturity Date.  The entire principal balance of this Note shall be paid on or before the Maturity Date, together with all Base Interest, PIK Interest and Additional PIK Interest, if any, accrued and unpaid through the Maturity Date, and all other amounts owed hereunder. As used herein, “Maturity Date” shall mean April 15, 2008.

4.               Redemption.                             At any time before the Maturity Date, the Company may, at its option, redeem this Note, but only if all of the other Notes then outstanding are simultaneously redeemed by the Company, as provided in the Agreement.

5.               Computation of Interest.  Base Interest, PIK Interest and Additional PIK Interest, if any, hereunder shall be computed on the per annum basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) elapsed.

6.               Interest Rate Limit.  The provisions herein and in all agreements between Company and Holder, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid (“Interest”) to Holder for the use, forbearance or retention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Company and Holder shall, at the time such performance or fulfillment shall be due, exceed the limit for Interest prescribed by law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit and if, from any circumstance whatsoever, Holder should ever receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder in the inverse order of its maturity (whether or not then due), or at the option of Holder be paid over to Company, and not to the payment of Interest.  In determining whether or not the Interest paid or payable under any specific contingency exceeds the maximum amount payable under applicable law, Company and Holder shall, to the maximum extent permitted under applicable law, (i) treat all loans by Holder to Company as but a single extension of credit, (ii) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (iii) exclude voluntary prepayments and the effects thereof and (iv) “spread” the total amount of Interest throughout the entire period the Indebtedness was outstanding (including the period of any renewal or extension hereof) so that the Interest hereon for such full period will not exceed the maximum amount permitted by applicable law. This paragraph will control all agreements between Company and Holder.

7.               Other Payment Provisions.  The Company shall make each payment hereunder not later than 11:00 A.M. (Eastern time) on the day when due, without offset, in lawful money of the United States of America (other than payment of PIK Interest and Additional PIK Interest to be made hereunder by the issuance of PIK Notes) to the Holder in same day funds.  All payments will be applied first to costs and fees owing hereunder, second to the payment of interest accrued through the date of payment and third to the payment of principal.  If the date for any payment or prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Note the same shall be deemed to have fallen on the next following business day, and such extension of time shall in such case be included in the computation of payments of interest.

8.               Default and Acceleration.  If an Event of Default (as defined in the Agreement) should occur, then the Holder may at its option by notice (a “Default Notice”) to the Company declare the Indebtedness evidenced hereby to be due and payable, without presentment, demand, protest, or further notice of any kind (all of which are hereby expressly waived). Upon giving such a Default Notice, the Holder shall be entitled to be paid in full the balance of any principal amount unpaid hereunder plus accrued Base Interest, PIK Interest and Additional PIK Interest, if any, and any costs it may have incurred, including reasonable attorney’s fees, and subject to the provisions of the Intercreditor Agreement, to any other remedies which may be available under any applicable law or otherwise.

9.               Non-Waiver.  No course of dealing between the Holder and any other party hereto or any failure or delay on the part of the Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Holder under this or any other applicable instrument.  No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

10.         Choice of Law. Venue and Jurisdiction. Service of Process.  THIS NOTE AND THE GUARANTEES ANNEXED HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE COMPANY HEREBY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. THE COMPANY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUPREME COURT OF NEW YORK, NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK COUNTY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE.  SERVICE OF ANY SUMMONS AND/OR COMPLAINT HEREUNDER AND ANY OTHER PROCESS WHICH MAY BE SERVED ON THE COMPANY IN ANY ACTION IN RESPECT HERETO, MAY BE MADE BY MAILING VIA REGISTERED MAIL OR DELIVERING A COPY OF SUCH PROCESS, TO THE ADDRESS LAST PROVIDED BY COMPANY TO HOLDER.

11.         WAIVER OF JURY TRIAL.  THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY

JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE.

12.         Guarantees.  Payment of principal and interest hereunder (including PIK interest, Additional PIK Interest, if any, and interest on overdue principal and overdue interest, if lawful), is unconditionally guaranteed, jointly and severally, by each of the Guarantors.

13.         Intercreditor Agreement.  Holder, by its acceptance of this Note, agrees to be bound by the terms of the Intercreditor Agreement and all such replacement Intercreditor Agreements.

14.         Expenses.  The Company shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after this Note shall become due at the Maturity Date or otherwise (including but not limited to reasonable attorneys fees and costs), which Holder may deem necessary or proper in connection with the satisfaction of Indebtedness or the administration, supervision, preservation, protection of (including, but not limited to, the maintenance of adequate insurance) or the realization upon any Collateral.  Holder is authorized to pay at any time and from time to time any or all of such expenses, add the amount of such payment to the amount of principal outstanding and charge interest thereon at the rate specified herein.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officer thereunto duly authorized as of the date first above written.

Atlantic Express Transportation Corp.

By:	/s/ Domenic Gatto
	Name:	Domenic Gatto
	Title:	President and Chief Executive Officer

STATE OF New York	)
) ss:
COUNTY OF Nassau	)

I, Robert W. Reichenbach, hereby certify on this 28th day of February, 2005, before me, the subscriber, a Notary Public of the jurisdiction aforesaid, personally appeared Domenic Gatto, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument as the President of ATLANTIC EXPRESS TRANSPORTATION CORP. and acknowledged that he executed the same on behalf of ATLANTIC EXPRESS TRANSPORTATION CORP., for the purposes therein contained, such instrument having been executed in my presence.

AS WITNESS my hand and notarial seal the day and year above written.

/s/ Robert W. Reichenbach
Notary Public

My Commission Expires: Sept. 30, 2006